Filed Pursuant to Rule 433

Registration Statement No. 333-186257

Pricing Term Sheet

BERKSHIRE HATHAWAY INC.

Pricing Term Sheet

$750,000,000 2.100% Senior Notes due 2019

Issuer:	Berkshire Hathaway Inc.
Trade Date:	August 7, 2014
Settlement Date:	August 14, 2014 (T+5)

Principal Amount:	$750,000,000
Maturity Date:	August 14, 2019
Issue Price (Price to Public):	99.991% of face amount
Gross Spread:	32.5 bps
Proceeds to Issuer:	$747,495,000
Interest Rate:	2.100% per annum
Benchmark Treasury:	1.625% due July 31, 2019
Benchmark Treasury Yield:	1.602%
Spread to Benchmark Treasury:	+50 bps
Yield to Maturity:	2.102%
Day Count Convention:

30/360

If any date on which interest is payable on the notes is not a business day, then payment of the interest payable on such date will be made on the next succeeding day that is a business day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

Interest Payment Dates:	Each February 14 and August 14, commencing February 14, 2015
Make-Whole Call:	At any time at Treasury plus +10 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084670 BL1
ISIN:	US084670BL15

Joint Book-Running Managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Settlement Period: The closing will occur on August 14, 2014, which will be more than three U.S. business days after the date of this pricing term sheet. Rule 15c6-1 under the Securities Exchange Act of 1934 generally requires that securities trades in the secondary market settle in three business days, unless the parties to a trade expressly agree otherwise.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322 or Wells Fargo Securities, LLC at (800) 326-5897.